AGREEMENT

           AGREEMENT, made and entered into as of October 1, 1993 by and between Robert Minsky, a resident of New Jersey
("Minsky") and Berlitz International, Inc., a New York Corporation ("BII", or with its subsidiaries, the "Company"), under the following circumstances:

     A.    Prior to this Agreement, Minsky has been Executive
Vice President, Chief Financial Officer ("CFO") and a member of the Board of Directors and Executive Committee of BII.

     B. This Agreement sets forth the terms pursuant to which Minsky will continue to hold such offices and become Executive Vice President, Translations, and CFO and continue to serve as a member of the Board of Directors and Executive Committee of BII.

           NOW, THEREFORE, for good and valuable
consideration as specified in this Agreement, the parties agree as follows:

     1.    Effective as of October 1, 1993, (the "Effective
Date") Minsky shall become Executive Vice President, Translations, and CFO of BII. As of the Effective Date, Minsky shall continue to serve as a member of the Board of Directors and Executive
Committee of BII.

     2. Minsky's primary duties shall be to serve as Executive Vice President, Translations, of BII and in such capacity to have the primary responsibility for the strategic and operational plans of Berlitz Translation Services, a division of BII (the "Division"). Minsky shall continue to serve as CFO of BII through the fiscal year ending on December 31, 1994. His responsibilities as CFO shall continue through the filing of BII's Form 10-K for such fiscal year and the annual meeting of shareholders to be held in May 1995. Minsky's duties as Executive Vice President, Translations, and CFO are more fully detailed in his Job Description attached hereto and incorporated into this Agreement.

     3. As of the Effective Date, Minsky's salary shall be increased to $185,000 per year payable biweekly.

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     4.    Minsky shall be reimbursed for his out-of-pocket travel
expenses (not to exceed $400 per month) for trips to New York and reimbursed for his other expenses in accordance with BII's existing policies for such reimbursements.

     5. As of the Effective Date, Minsky's severance letter of April 27, 1992 is hereby terminated and replaced with the severance provisions set forth in Section 6 below.

     6. (a) If Minsky is terminated, without Cause, at any time prior to August 8, 1995, he shall be paid the severance benefits set forth in Section 6(c) of this Agreement.

           (b) If Minsky is terminated, without Cause, at any time after August 8, 1995, he shall be paid the severance benefits set forth in Section 6(d) of this Agreement.

           (c) The severance benefits payable to Minsky under Section 6(a), if applicable, are as follows: (i) BII agrees to pay Minsky in monthly installments for a period of two years from the date of termination a severance amount equal to his base salary at the time of such termination, (ii) to the extent such continued participation is permissible under the Company's plans and programs, Minsky may continue to participate in all health insurance, life insurance, pension, 401(k), and disability plans or programs of the Company, for the earlier of two years from the date of his termination or the date on which he obtains new employment, and he is eligible to participate in the medical benefit plan of the new position, and his vesting privileges under the 401(k) Plan will continue for the balance of the severance period, (iii) all stock awards, if any, including, without limitation, restricted stock and stock options awarded to Minsky by the Company pursuant to the 1989 Stock Option and Incentive Plan, shall to the extent not already vested become fully vested, and to the extent permissible under applicable law, shall be exercisable for one year following termination, (iv) Minsky will be entitled at such time as the amount becomes determinable to receive a pro-rated amount of the financial performance portion (60%) of his Short Term Executive Incentive Compensation Plan bonus for both years, and (vi) Minsky shall also be entitled to select executive outplacement services as is customary for senior executives, the reasonable cost of such services to be paid by the Company. For purposes of computing any bonus amount under clause (iv), Minsky's individual performance for each of the applicable years shall be deemed
"standard" within the meaning of the Short Term Executive
Compensation Plan. The Company specifically acknowledges that the severance benefits payable to Minsky hereunder shall not be reduced by virtue of any obligation to seek other employment.

           (d) The severance benefits payable to Minsky under Section 6(b), if applicable, are the same as the severance benefits payable to Minsky under Section 6(c), except that the time periods specified in Section 6(c)(i) and (ii) are changed from two years to one year.

           (e) In the event that there is a material change in either Minsky's duties or compensation at any time prior to August 8, 1995, Minsky may resign from employment on sixty days written notice to the Company and receive the above-described severance benefits as specified in Section 6(c).

                In the event that there is a material change in either Minsky's duties or compensation at any time after August 8, 1995, Minsky may resign from employment on sixty days written notice to the Company and receive the above-described severance benefits as specified in Section 6(c), except that the time periods specified in Section 6(c)(i) and (ii) are dropped from two years to one year.

           (f)  As used in this Agreement, "Cause" shall mean
(i) serious and repeated willful misconduct in respect of Minsky's duties which has resulted in material, economic damages to the Company, and, to the extent such misconduct is susceptible to being cured, such misconduct continues for thirty days following written notice to Minsky by the Company detailing such misconduct, (ii) the final, unappealable conviction in a court of law of any crime or offense (A) for which Minsky is imprisoned for a term of six months or more or (B) that involves the commission of fraud or theft against, or embezzlement from, the Company, or (iii) chronic alcoholism or abuse of controlled substances.

           (g) As a condition to Minsky's receipt of any severance benefits hereunder, Minsky shall execute a comprehensive release containing the same provisions as customarily required by the Company in paying severance or retirement benefits to other senior executives of the Company. Following termination of employment, Minsky shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others except in connection with the business and affairs of the Company, all confidential matters of the Company.

           (h)  The Company agrees to pay Minsky's
reasonable legal fees and expenses incurred in enforcing or defending any of his rights under this Agreement; provided Minsky prevails in such enforcement or defense.

     7. Minsky's letter Agreement dated October 19, 1990 is hereby terminated. Minsky's Amended and Restated
Indemnification Agreement dated as of April 1, 1992 shall remain in full force and effect.

     8.    Minsky shall be entitled to four weeks vacation each year.

     9.    This Agreement shall be governed by the laws of New York.

     10. Any notice to Minsky hereunder shall be sent by first class mail to Robert Minsky, 233 Santa Rosa Court, Holmdel, NJ
07733, or delivered in person. Any notice to the Company shall be sent by first class mail to Robert C. Hendon, Jr., General Counsel, Berlitz International, Inc., 293 Wall Street, Princeton, NJ 08505, or delivered in person.

           IN WITNESS WHEREOF, the parties have signed this Agreement as of October 1, 1993.

                                BERLITZ INTERNATIONAL, INC.



                                By:  /s/  HIROMASA YOKOI
                                     Hiromasa Yokoi
                                     President and Chief Executive Officer



                                         /s/  ROBERT MINSKY
                                         Robert Minsky